Exhibit 10.14
Innovive Pharmaceuticals, Inc.
Employee Retention Program
     Innovive Pharmaceuticals, Inc.’s (the “Company”) ability to continue its pursuit of operating capital and maintain the value of its assets for its stockholders and creditors is in large part dependent on retaining the services of certain key employees.
     The Compensation Committee of the Company, after consultation with management, outside counsel and its outside financial advisors, has determined that it is necessary and appropriate to institute a retention program in an attempt to secure the continued services of certain key employees.
     Pursuant to the Company’s 2007 Stock Plan (the “Stock Plan”) the persons set forth on Exhibit A shall be granted incentive stock options to purchase the number of shares of the Company’s common stock (the “Options”) set forth opposite their names (the “Participants”) on February 13, 2008, at an exercise price of $0.45 per share, such shares to be subject to a vesting schedule as set forth on Exhibit B.
     Any of the Participants who remain employed by the Company on June 30, 2008 shall be granted a right to receive severance equal to that number of months of their then-current base salary as set forth opposite their names on Exhibit A in the event they are terminated by the Company without Cause (as defined in Exhibit C), payable in accordance with the Company’s regular payroll schedule; provided that in the event such employee is entitled to severance benefits under an employment agreement with the Company, the employee shall receive the greater of the benefits under this retention program or such agreement and such benefits shall not be cumulative.

EXHIBIT A

Employee Name	Common Stock Options	Severance (in months)

Greg Jester	100,000	6

Dr. Eric Poma	100,000	6

Michael Dowd	50,000	3

Alethea Smart	25,000	3

EXHIBIT B
VESTING SCHEDULE
          Subject to the continued employment relationship between the Company and the Participant, the Options referenced in the attached retention program shall be subject to a schedule whereby the shares shall vest as follows.
1.	Fifty percent (50%) of the Options will vest and become exercisable on June 30, 2008.

2.	Fifty percent (50%) of the Options will vest and become exercisable on December 31, 2008.

3.	Vesting of the Options shall be accelerated by the following events:
a.	Fifty percent (50%) of the Options will vest and become exercisable upon the sale by the Company of assets resulting in gross proceeds to the Company of at least $4,000,000, provided this condition shall not be satisfied if the sale results in a Change of Control (as defined in the Stock Plan).

b.	Twenty five percent (25%) of the Options will vest and become exercisable upon the sale by the Company of assets resulting in gross proceeds to the Company of at least $8,000,000, provided this condition shall not be satisfied if the sale results in a Change of Control (as defined in the Stock Plan).

c.	Twenty five percent (25%) of the Options will vest and become exercisable when the trailing five day average closing price of the Company’s common stock exceeds $2.00 per share.

d.	Fifty percent (50%) of the shares will vest and become exercisable immediately prior to a Change of Control.

e.	Fifty percent (50%) of the shares will vest and become exercisable immediately prior to a Change of Control in which the Company’s stockholders receive consideration (by tender from the purchaser or distribution by the Company) of at least $2.00 per share.

EXHIBIT C
     For purposes hereof, “Cause” shall mean the termination of employment for any of the following reasons, as determined by the Committee; provided, that, with respect to an employee that is party to an agreement with the Company where a termination for cause is defined in such agreement, the definition in such agreement shall govern the determination:
          (i) An employee who commits a material breach of any employment, noncompetition, confidentiality or similar agreement with the Company or a subsidiary, as determined under such agreement;
          (ii) An employee who is convicted (including a trial, plea of guilty or plea of nolo contendere) for committing an act of fraud, embezzlement, theft, or other act constituting a felony or a crime of moral turpitude; or
          (iii) An employee who engages in gross misconduct or violates a Company or a subsidiary policy which is injurious to the Company and/or a subsidiary.

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